Exhibit 8.1
Subsidiaries of Prenetics Global Limited
The following list sets forth the subsidiaries of Prenetics Global Limited:

Subsidiaries	Jurisdiction of Incorporation
Prenetics Holding Company Limited	Cayman Islands
Prenetics International Limited	British Virgin Islands
Prenetics Asia Limited	British Virgin Islands
Prenetics Limited	Hong Kong
Qianhai Prenetics Technology (Shenzhen) Co., Ltd. 前海皮樂迪科技(深圳) 有限公司	the PRC
Zhuhai Prenetics Technology Co., Ltd. 珠海皮樂迪科技有限公司	the PRC
Prenetics (Malaysia) Sdn. Bhd.	Malaysia
Prenetics Pte. Ltd.	Singapore
Prenetics Innovation Labs Private Limited	India
IM8 UK Holdings Limited (formerly known as "Prenetics EMEA Limited")	England & Wales
Oxsed Limited	England & Wales
IM8 Global Limited	Cayman Islands
Europa Global Holdings Inc.	State of Delaware, USA
Europa Partners Holdings, LLC	State of Delaware, USA
Europa Sports Investments, LLC	State of Delaware, USA
Europa Sports Partners, LLC	State of Delaware, USA
Hubmatrix Partners, LLC	State of Delaware, USA
IM8 Group Holding Company	Cayman Islands
IM8 (US) LLC	State of Delaware, USA
IM8 Limited	Hong Kong
IM8 Technology Limited	Hong Kong